Exhibit 10.2
CHANGE IN CONTROL AGREEMENT
     This Agreement is made as of this ____ day of March, 2011, by and between Gibraltar Industries, Inc., a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo New York (the “Company”) and Henning N. Kornbrekke, (the “Executive”).
RECITALS:
     WHEREAS, the parties entered into a Change in Control Agreement (the “Original Agreement”) dated July 8, 1998;
     WHEREAS, in 2005 the parties amended and restated the original Agreement to reflect new regulations under Section 409A of the Internal Revenue Code of 1986, as amended (such amended and restated agreement being hereinafter the “2005 Agreement”);
     WHEREAS, the parties now desire to amend and restate the 2005 Agreement to provide that the former right of the Executive to receive certain payments upon the occurrence of a change in control without any requirement for the Executive’s employment to be terminated (a “single trigger” payment provision) will be changed to provide that the Executive will not have the right to receive these payments unless his employment with the Company is terminated, either by the Company without “Cause” or by the Executive for a “Good Reason”, during the three (3) year period following the occurrence of the Change in Control (a “double trigger” payment provision);
CONSIDERATION:
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the parties hereto agree to amend and restated the 2005 Agreement in its entirety as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (a) “Act” means the Securities and Exchange Act of 1934, as amended.
          (b) “Affiliate” means, with respect to any person or entity, any other person or entity controlling, controlled by or under common control with such person or entity where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity, whether through the ownership of voting securities, contract or otherwise.
          (c) “Aggregate Exercise Price” means: (i) in the case of options to acquire common stock of the Company which are owned by the Executive, the total amount of cash or immediately available funds which the Executive would be required to pay to the Company in order to purchase all of the common stock of the Company which, as of the date that the determination of the Aggregate Exercise Price is to be made, the

Executive is entitled to purchase under the terms of all issued, outstanding and unexercised options to purchase common stock of the Company which are outstanding and exercisable on the date the determination of the Aggregate Exercise Price is to be made; and (ii) in the case of options to acquire Successor Equity (as hereinafter defined) the total amount of cash or immediately available funds which the Executive would be required to pay the Successor (as hereinafter defined) in order to purchase all the Successor Equity which, as of the date that the determination of the Aggregate Exercise Price is to be made, the Executive is entitled to purchase under the terms of all issued, outstanding and unexercised options to purchase Successor Equity which are outstanding and exercisable on the date the determination of the Aggregate Exercise Price of such options is to be made.
          (d) “Annual Compensation” means the sum of: (i) the amount of the annual base salary of the Executive which is in effect during the calendar year preceding the calendar year in which a Change in Control (as hereinafter defined) occurs; and (ii) the highest annual bonus paid to the Executive by the Company during the three (3) calendar year period preceding the calendar year in which a Change in Control occurs. The amount of any compensation which the Executive has affirmatively elected to defer his receipt of, including without limitation, compensation deferred pursuant to any applicable 401(k) plan, any Section 125 plan, any cafeteria plan or any other deferred compensation plan maintained by the Company, including but not limited to, the Company’s Management Stock Purchase Plan, shall be included when calculating Annual Compensation. Annual Compensation shall not include the value of any of stock options, restricted stock, restricted stock units, performance shares, performance units and rights or other equity or equity based grants.
          (e) “Built In Gain” means an amount equal to: (i) the Highest Sale Price (as hereinafter defined) determined as of the date the Change in Control occurs, multiplied by the total number of shares of common stock of the Company which the Executive could acquire by exercising all of the options to acquire common stock of the Company which, as of the date the Change in Control occurs, were issued to the Executive, outstanding and unexercised, minus (ii) the Aggregate Exercise Price of such options.
          (f) “Board” means the Board of Directors of Gibraltar Industries, Inc.
          (g) “Cause” means that the Compensation Committee has determined (and provided the Executive a written statement of its determination) that the Executive has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.
          (h) “Change in Control” shall be deemed to have occurred if:
               (i) During any consecutive twelve-month period, any “person” or group of persons (within the meaning of Section 13(d) of the Act, other than the Company, an Affiliate of the Company, an employee benefit plan sponsored by the Company or any of its Affiliates, or any one or more members of the Lipke family becomes the “beneficial owner” (as defined in Section 13(d) of the Act) of thirty five percent (35%) or more of the then outstanding voting stock of the Company through a transaction or series of transactions which have not been arranged by or consummated with the prior approval of the Board of Directors;
               (ii) a majority of the members of the Board are replaced during any consecutive twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of their appointment or election;
               (iii) the Company enters into a Merger Sale Agreement; provided however, that the entry into a Merger Sale Agreement shall only be deemed a “Change in Control” if the Executive’s employment with the Company and all of its Affiliates is terminated by the Company without Cause or if the Executive resigns for Good Reason during the period beginning on the date the Merger Sale Agreement is executed and ending on the date the Merger Sale is consummated or the Merger Sale Agreement is terminated; or
               (iv) the consummation of a Merger Sale.
          (i) “Conversion Options” means, an option or options to purchase Successor Equity in the Successor which option or options may be granted by the Successor to the Executive and are exercisable in full, immediately following the Change in Control for an Aggregate Exercise Price which does not exceed the Aggregate Exercise Price of the options to purchase common stock of the Company which were owned by the Executive on the date the Change in Control occurs and which options, if exercised by the Executive in full, immediately following the occurrence of a Change in Control would provide for the ownership by the Executive of Successor Equity which, immediately following the acquisition of such Successor Equity by the Executive, may be sold by the Executive, free of any restrictions imposed on the sale of securities by the Securities Act of 1933, for a price which exceeds the Aggregate Exercise Price of the such options by an amount which is not less than the amount of the Built In Gain. Nothing contained in this Agreement shall be deemed or construed to require the Executive to accept a grant of Conversion Options from the Successor.
          (j) “Deferred Compensation” means any compensation, payable to the Executive by the Company, receipt of which is contingent or is deferred pursuant to the terms of any applicable 401(k) plan, Section 125 cafeteria plan or any other deferred compensation plan maintained by the Company together with any interest or earnings, either actually or hypothetically earned on the amount of such compensation, including without limitation, the amount of any equity awards under the Company’s Omnibus Plan which are paid or settled in cash.
          (k) “Double Trigger Event” means: (i) the termination of the Executive’s employment by the Company and all of its Affiliates, by the Company without Cause or by the Executive for a Good Reason if any such termination of the Executive’s employment with the Company and its Affiliates occurs at any time after the entry by the Company into the Merger Sale Agreement and prior to the consummation of the Merger Sale or, if earlier, the termination of the Merger Sale Agreement; (ii) the termination of the Executive’s employment by the Company and all of its Affiliates by the Company, without Cause or by the Executive for a Good Reason if any such termination of the Executive’s employment with the Company and its Affiliates occurs at any time during the three (3) year period following the occurrence of a Change in Control described in Sections 1(h)(i), (ii) or (iv) occurs; or (iii) the delivery by the Company to the Executive of written notice that the Company is electing not to renew the Executive’s employment with the Company pursuant to the terms of the Employment Agreement, if the date on which the Company delivers any such written notice to the Executive occurs at any time during the three (3) year period following the date on which a Change in Control described in Sections 1(h)(i), (ii) or (iv) occurs;
          (l) “Employment Agreement” means the employment agreement made by and between the Executive and the Company on the date hereof, including any amendment or restatement of such employment agreement occurring at any time after the date hereof.
          (m) “Good Reason” the Executive will have Good Reason to terminate his employment with the Company if:
               (i) the Executive’s annual base salary and/or annual or long term cash or equity based bonus opportunity as a percentage of his base salary is reduced or any other material compensation or benefit arrangement for the Executive is reduced (and such reduction is unrelated to the Company’s performance);
               (ii) the Executive’s duties or responsibilities are changed in a manner with the result that the Executive’s new duties and responsibilities have: (I) been materially increased without the Executive’s consent and without a mutually agreeable compensating increase in compensation, including base salary and annual and long term cash and equity incentive compensation opportunities; or (II) been decreased or otherwise limited so as to be inconsistent with the Executive’s position (including status, offices, title and reporting requirements) following the Change in Control;
               (iii) the Executive’s authority is: (I) materially increased, without the Executive’s consent and without a mutually agreeable compensating increase in compensation, including base salary and annual and long-term cash and equity incentive compensation opportunities, of the Executive; or (II) reduced or otherwise limited, in each case so as to be inconsistent with the authority which accompanied the Executive’s position immediately prior to the occurrence of a Change in Control (including status, offices, titles, and reporting requirements);
               (iv) the Company or its successor changes the location of the principal office at which the Executive is required to perform his duties to a location which is more than fifty (50) miles from the Company’s offices at 3556 Lake Shore Road, Buffalo, New York; or
               (v) During the period beginning on the date the Company executes a Merger Sale Agreement and ending on the date the Merger Sale transaction is consummated, the Company or its successor fails to offer the Executive a position after the Change in Control which, in the determination of the Executive is substantially the same as the position held by the Executive immediately prior to the Change in Control.
          (n) “Highest Sale Price” means: (i) with respect to the common stock of the Company, the highest closing sale price at which common stock of the Company has been sold, in an established securities market, during the twelve (12) consecutive month period ending on the date as of which the determination of the Highest Sale Price of the common stock of the Company is to be made; and (ii) in the case of any Successor Equity, the highest closing sale price at which such Successor Equity has been sold, in an established securities market, during the twelve (12) consecutive month period ending on the date as of which the determination of the Highest Sale Price of the Successor Equity is to be determined.
          (o) “Merger Sale” means the consolidation, merger, or other reorganization of the Company, other than: (i) a consolidation, merger or reorganization of the Company in which holders of common stock of the Company immediately prior to the earlier of: (A) the Board of Director’s approval of such consolidation, merger or other reorganization; or (B) the date of the stockholders meeting in which such consolidation, merger or other reorganization is approved, continue to hold more than eighty percent (80%) of the outstanding voting securities of the surviving entity immediately after the consolidation, merger, or other reorganization; and (ii) a consolidation, merger or other reorganization which is effected pursuant to the terms of a Merger Sale Agreement which provides that the consolidation, merger or other reorganization contemplated by the Merger Sale Agreement will not constitute a Change in Control for purposes of this Agreement.
          (p) “Merger Sale Agreement” means an agreement between the Company and any other corporation, limited liability company or other entity which, if the transactions contemplated by such agreement are consummated, would constitute a Merger Sale.
          (q) “Successor” means, the person, firm, corporation or other entity which, as a result of the occurrence of a Change in Control, has succeeded, directly or indirectly, to all or substantially all the assets, rights, properties, liabilities and obligations of the Company.
          (r) “Successor Equity” means capital stock or any other equity interest in the Successor.
     2. Term of Agreement. This Agreement shall begin on the date first set forth above and, subject to the provisions of Section 10 below, shall remain in effect until the earlier of: (a) the end of the sixty (60) day period beginning on the first day following the end of the three (3) year period beginning on the date on which a Change in Control occurs; (b) the termination of the Executive’s employment with the Company due to his death, his Retirement (as defined in the Employment Agreement) or his suffering of a Total and Permanent Disability (as defined in the Employment Agreement); or (c) the termination of the Executive’s employment for any reason prior to the occurrence of a Change in Control.

          3. Obligation of the Company Upon a Change in Control. (a) Upon the occurrence, prior to the termination of this Agreement as provided for by Section 2 above, of any Change in Control other than a Change in Control described in Section 1(h)(iii) above, the Executive shall be entitled to receive the following payments and benefits from the Company:
               (i) the restrictions imposed upon the sale, transfer or other conveyance of any restricted stock held by the Executive pursuant to the terms of any restricted stock agreement or any other plan or agreement shall terminate and cease to exist, and such stock shall thereafter be free from all such restrictions;
               (ii) any and all Deferred Compensation (except for compensation deferred by the Executive pursuant to the terms of any 401(k) plan maintained by the Company, which deferred compensation shall be paid in accordance with the terms of such 401(k) plan) shall be paid to the Executive in one lump sum payment within thirty (30) days following the occurrence of the Change in Control;
               (iii) any common stock of the Company which has not been issued to the Executive under the terms of any long term equity based incentive compensation plan which was adopted by the Board prior to the date the Change in Control occurs, but which common stock would have been issued to the Executive under the terms of such long term equity based incentive compensation plan if the Change in Control had not occurred and if all periods of time required to expire prior to issuance of such common stock have expired and if the Executive had met all applicable performance goals established by the Board of Directors in order to receive awards of common stock under such long term equity based incentive compensation plan, shall, effective as of the date the Change in Control occurs, be issued to the Executive, free and clear of all restrictions on the sale, transfer or conveyance of such common stock;
               (iv) if, following the occurrence of a Change in Control, the Company’s legal existence continues and the proportionate number of the issued and outstanding shares of common stock of the Company (on a fully diluted basis) which may be purchased by the Executive after the occurrence of the Change in Control pursuant to the exercise of his options and for a price equal to the Aggregate Exercise Price of the Executive’s options (determined immediately prior to the occurrence of the Change in Control), is at least equal to the proportionate number of the issued and outstanding shares of common stock of the Company which could have been purchased by the Executive pursuant to the exercise by the Executive of all of his options, immediately prior to the Change in Control (including any shares of the Company’s common stock which may be acquired by the Executive as a result of adjustments made after the occurrence of a Change in Control to the terms of the options which the Executive held prior to the occurrence of the Change in Control, which adjustments provide the Executive the right to acquire more shares of the Company’s common stock for the same Aggregate Exercise Price and shares of the Company’s common stock which may be acquired by the Executive pursuant to the exercise of additional options granted to the Executive immediately following the Change in Control which are immediately exercisable in full), then, all options to purchase the Company’s common stock which were granted to the Executive prior to the occurrence of the Change in Control shall immediately become fully exercisable by the Executive;
               (v) if, following the occurrence of a Change in Control: (i) the Company’s legal existence continues but the number of shares of common stock of the Company which the Executive is entitled to purchase pursuant to the exercise of all options to purchase the Company’s common stock which are owned by the Executive immediately following the Change in Control for a price which is not more than the Aggregate Exercise Price of his unexercised options immediately prior to the occurrence of the Change in Control, is not, on a fully diluted basis, at least equal to the same proportion, on a fully diluted basis, of the issued and outstanding shares of common stock of the Company which could have been purchased by the Executive pursuant to the exercise of all of his options immediately prior to the occurrence of the Change in Control; or (ii) the common stock of the Company is no longer listed for trading on an established securities market and the Successor has not, effective as of the date the Change in Control occurs, offered to grant Conversion Options to the Executive in lieu of the options of the Executive to purchase common stock of the Company; or (iii) the common stock of the Company is no longer listed for trading on an established securities market and the Successor has offered to grant Conversion Options to the Executive effective as of the date the Change in Control occurs (in lieu of the Executive’s options to purchase common stock of the Company) but the Executive has elected not to accept such grant of Conversion Options; then (iv) the Executive shall be paid, in one lump sum payment not later than 90 days following the occurrence of the Change in Control, the amount of the Built In Gain on the options to purchase common stock of the Company which were issued to the Executive and outstanding and unexercised on the date the Change in Control occurs and, thereafter, all such options shall be cancelled and shall for all purposes be deemed and construed to be null and void; and
               (vi) to the extent not otherwise provided above, any equity based incentive compensation award, including but not limited to options and stock appreciation rights, shall vest and become fully exercisable.
          (b) Upon the occurrence of a Change in Control described in Section 1(h)(iii) above, the Executive (or, if applicable, his beneficiary or estate), shall be entitled to receive the payments described in Section 3(a) above; provided that, except as provided by Section 18 hereof: (i) the date on which such payments and benefits are provided to the Executive shall not be later than the end of the thirty (30) day period beginning on the date on which the Change in Control described in Section 1(h)(iii) above occurs; and (ii) each payment and/or provision to the Executive of each of the payments and benefits described in Section 3(a) above shall be deemed to be a separate payment for purposes of the short term deferral rules of Section 409A of the Code.
     4. Obligations of the Company Upon a Double Trigger Event. If a Double Trigger Event occurs, in addition to the payments and benefits which the Executive is entitled to pursuant to Section 3(a) above, the Company shall pay to the Executive in one lump sum payment, any bonuses accrued for but not yet paid to the Executive for the fiscal year of the Company ending immediately prior to the date the Double Trigger Event occurs and within ten (10) days following the termination of the Executive’s employment, the Executive shall be paid the amount, if any, of the regularly scheduled installments of his annual base salary which were due to be paid for the period ending with the date the termination of the Executive’s employment is effective to the extent that such payments are unpaid as of the end of such ten (10) day period. In addition, except as provided by Section 18 hereof:
          (a) The Company shall pay the Executive in one lump sum payment, no later than the end of the thirty (30) day period beginning on the date the Double Trigger Event occurs, an amount equal to the sum of: (i) the Executive’s accrued and unpaid vacation pay determined as of the date the termination of the Executive’s employment is effective or the date the Executive receives written notice from the Company that the Company is electing not to renew the Executive’s employment; and (ii) an amount equal to: (A) three (3); multiplied by (B) the Executive’s Annual Compensation determined as of the date of the Executive’s employment is terminated.
          (b) The Company shall take such action as may be necessary to provide that beginning on the first day following the date on which the Executive’s employment is terminated, the Executive shall be entitled, subject to the provisions of this Section 4(b), to continue to participate in the group medical insurance plans which are available to exempt salaried employees employed by the Company at the Company’s Buffalo, New York corporate offices, determined as of the day immediately preceding the date the Executive’s employment is terminated, for the remainder of the Executive’s life; and the Executive’s spouse shall be entitled, subject to the provisions of this Section 4(b), to continue to participate in the group medical insurance plans which are available to exempt salaried employees employed at the Company’s Buffalo, New York corporate offices, determined as of the day immediately preceding the date the Executive’s employment is terminated, for the remainder of her life. Notwithstanding the foregoing, the Company shall have no obligation to permit the Executive and his spouse to participate in such group medical insurance plans unless the Executive pays to the Company, on a monthly basis, the employee portion of any costs associated with the maintenance and provision of such benefits by the Company to exempt salaried employees of the Company’s Buffalo, New York corporate offices as in effect on the day immediately preceding the date the Executive’s employment is terminated.
          (c) If the Executive’s options to purchase common stock of the Company have not been cancelled as provided for in Section 3(a)(v) above, to the extent that the Executive has any unexercised options to purchase common stock of the Company, which options are exercisable at the time the Executive’s employment with the Company is terminated, the Company shall pay to the Executive in one lump sum payment within thirty (30) days following the date the Executive’s employment with the Company is terminated, an amount equal to: (i) the Highest Sale Price of the common stock of the Company determined as of the date the Executive’s employment with the Company is terminated; multiplied by (ii) the aggregate number of shares of Common Stock of the Company which the Executive is entitled to purchase pursuant to the terms of all options to purchase any common stock of the Company which are owned by the Executive and exercisable on the date the Executive’s employment with the Company is terminated; minus (iii) the Aggregate Exercise Price of the issued and outstanding unexercised options to purchase common stock of the Company which are owned by the

Executive as of the date the Executive’s employment with the Company is terminated to the extent that such options are exercisable as of such date.
          (d) If the Executive has elected to accept a grant of Conversion Options from the Successor and, at the time that the Executive’s employment with the Company is terminated, the Executive owns Conversion Options or any other options to acquire any Successor Equity which are exercisable at the time the Executive’s employment with the Company is terminated, but any such Conversion Options and other options to purchase Successor Equity have not been exercised by the Executive, the Successor shall pay to the Executive in one lump sum payment within thirty (30) days following the date the Executive’s employment with the Company is terminated, an amount equal to: (i) the Highest Sale Price, determined as of the date the Executive’s employment with the Company is terminated, of each unit of Successor Equity which could be acquired by the Executive upon the exercise of all outstanding Conversion Options and other options to purchase Successor Equity on the date the Executive’s employment with the Company is terminated; multiplied by (ii) the aggregate number of units of Successor Equity which the Executive is entitled to purchase pursuant to the terms of all options to purchase Successor Equity which are owned by the Executive and exercisable on the date the Change in Control occurs; minus (iii) the Aggregate Exercise Price of all issued and outstanding unexercised Conversion Options and other options to purchase Successor Equity which were owned by the Executive and exercisable as of the date the Executive’s employment with the Company is terminated.
          (e) With respect to any equity based incentive compensation awards received by the Executive from the Company or a Successor after the occurrence of a Change in Control and prior to the occurrence of a Double Trigger Event and with respect to any Deferred Compensation which the Executive may become entitled to receive from the Company or a Successor for the period of time after the occurrence of a Change in Control and prior to the occurrence of a Double Trigger Event:
               (i) if and to the extent that the Executive receives any equity based incentive compensation awards which are settled in common stock of the Company or a Successor after the occurrence of a Change in Control, upon the occurrence of the Double Trigger Event, the Executive’s rights to receive any such common stock pursuant to any such equity based incentive compensation shall be fully vested and, in the case of equity based incentive compensation awards other than options, the shares of common stock which the Executive would be entitled to receive if the performance required for payment of any such equity based incentive compensation was at the targeted level shall be issued to the Executive;
               (ii) if and to the extent that the Executive receives any equity based incentive compensation awards which are settled by the payment of cash or cash equivalents to the Executive after the occurrence of a Change in Control, upon the occurrence of the Double Trigger Event, such equity based incentive compensation shall be deemed to be fully vested and the Company shall pay to the Executive, in one lump sum payment, the full amount of the cash or cash equivalents which the Executive would be entitled to receive in connection with such equity based incentive compensation awards if the performance required for payment of any such equity based incentive compensation was at the targeted level; and
               (iii) if the Executive is entitled to payment of any Deferred Compensation with respect to the period beginning on the first day following the occurrence of a Change in Control, upon the occurrence of the Double Trigger Event, the Company shall pay the Executive, in one lump sum payment, all such Deferred Compensation except for Deferred Compensation payable pursuant to any tax qualified profit sharing or 401(k) plan established under Section 401(a) of the Code, which Deferred Compensation shall be paid as required by the terms of such tax qualified plan.
          5. Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          (b) Subject to the provisions of Section 5(c) hereof, all determinations required to be made under this Section 5, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by any nationally recognized firm of certified public accountants (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 60 business days following the occurrence a Change in Control. When calculating the amount of the Gross-Up Payment, the Executive shall be deemed to pay:
               (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made; and
               (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.
     If the Accounting Firm has performed services for the entity that caused the Change of Control or any affiliate thereof, the Executive may select an alternative accounting firm from any nationally recognized firm of certified public accountants. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts it remedies pursuant to Section 5(c) hereof, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim;
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
               (iii) cooperate with the Company in good faith in order to effectively contest such claim; and
               (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid under Section 5(a) hereof. The forgiveness of such advance shall be considered part of the Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.
     6. Effect on Terms and Conditions of Employment. The Executive hereby acknowledges and agrees that, except as otherwise specifically set forth in this Agreement, the terms of this Agreement shall not be deemed or construed to modify, alter or otherwise amend the terms and conditions of the employment relationship between the Executive and the Company as it now exists or as it may exist in the future. Accordingly, the Executive hereby agrees that nothing contained in this Agreement shall be deemed or construed to entitle the Executive to remain in the employment of the Company and that nothing contained in this Agreement shall be deemed or construed to limit or otherwise restrict any rights which the Company now has or in the future have to terminate the employment of the Executive. The Company hereby acknowledges and agrees that, except as otherwise specifically set forth in this Agreement, nothing in this Agreement shall be deemed or construed to modify, alter, amend, limit or restrict, in any way, any rights which the Executive may now or in the future have to payment of any compensation or benefits from the Company or any employee plan, program or arrangement maintained by the Company and which the Executive is a participant in.
     7. Confidentiality. During the period of the Executive’s employment by the Company or any Successor, the Executive shall not, except as may be required in connection with the performance by the Executive of the duties of his employment with the Company or the Successor, disclose to any person, firm, corporation or other entity, any information concerning matters affecting or relating to the services, marketing, long range plans, financial strategies or other business of the Company or, if applicable, the Successor, or any of their respective customers so long as such information is not generally available to the public other than as a result of disclosure by the Executive or any other third party which is prohibited from disclosing such information by a contractual or fiduciary obligation.
     8. Settlement of Disputes; Arbitration. If there has been a Change in Control and any dispute arises between the Executive and the Company as to the validity, enforceability, and/or interpretation of any right or benefit afforded by this Agreement such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The arbitrators shall presume that the rights and/or benefits afforded by this Agreement that are in dispute are valid and enforceable and that the Executive is entitled to such rights and/or benefits. The Company shall be precluded from asserting that such rights and/or benefits are not valid, binding, and enforceable and shall stipulate before such arbitrators that the Company is bound by all the provisions of this Agreement. The burden of overcoming by clear and convincing evidence the presumption that the Executive is entitled to such rights and/or benefits shall be on the Company. Punitive damages shall not be awarded. The results of any arbitration shall be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever, including without limitation any claim that the Company was wrongfully induced to enter into this Agreement to arbitrate such a dispute. The Company shall pay or reimburse the Executive for legal fees and expenses incurred as a result of any dispute resolution process entered into by the Executive to enforce this Agreement.
     9. Litigation Expenses. In the event that any dispute shall arise under this Agreement between the Executive and the Company, the Company shall be responsible for the payment of all reasonable expenses of all parties to such dispute, including reasonable attorney fees, regardless of the outcome thereof.
     10. Survival of Certain Obligations. Notwithstanding anything to the contrary contained in Section 2 above, if a Change in Control occurs and, prior to the first anniversary of the Change in Control, the Executive becomes entitled to payment of any amount or provision of any benefits provided for by Sections 3, 4, 5 or 8 above, the Company’s obligation to pay the Executive any such amounts or provide the Executive any such benefits shall survive until all such amounts and benefits have been paid or provided to the Executive.
     11. Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supercedes any and all prior agreements or understandings, written or oral, relating to the subject matter hereof, including, but not limited to, the 2005 Agreement. No provisions of this Agreement may be amended or modified orally, and no provision hereof may be waived, except in writing signed by both the parties hereto.
     12. Assignment. This Agreement may not be assigned by either party hereto except with the written consent of the other.
     13. Successors, Binding Effect. (a) This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive. In addition, this Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, amalgamation or otherwise) to all or substantially of the business and/or assets of the Company. The Company expressly agrees that it shall have no right, power or authority to consummate any sale of all or substantially all the business and/or assets of the Company or to consummate any merger, consolidation or other transaction as a result of which all or substantially all the business and/or assets of the Company are not owned by the Company or any of its direct or indirect wholly owned subsidiaries unless the party that will own all or substantially all the business and/or assets of the Company following the consummation of such transaction executes and delivers an agreement with the Company expressly providing for the assumption by such party of all of the Company’s obligations under this Agreement; provided that, notwithstanding the foregoing, no such agreement shall be necessary to make the obligations of the Company under the terms of this Agreement binding on such successor to the business and/or assets of the Company.
          (b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors and administrators. If Executive dies while any amount is still payable to him hereunder, all such amounts shall paid in accordance with the terms of this Agreement to the Executive’s personal representative or the executor or administrator of the Executive’s estate within ten (10) days from the date such personal representative, executor or administrator is appointed. In addition, the obligation of the Company or, if applicable, the Successor to pay to the Executive the amounts required to be paid under the terms of this Agreement shall not be released, discharged or otherwise affected by any disability which may be suffered by the Executive after he becomes entitled to payment of any amounts which he is entitled to be paid pursuant to the terms of this Agreement.
     14. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State except with respect to the internal affairs of the Company and its stockholders, which shall be governed by the General Company Law of the State of Delaware.
     15. Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if hand-delivered, or if mailed, by certified mail or registered mail postage prepaid, addressed to the Executive at the address first above written or if to the Company, at its address set forth above, with a copy to the attention of Gerald S. Lippes, 665 Main St., Buffalo, NY 14203. From time to time, any party hereto may designate by written notice any other address or party to which such notice or communication or copies thereof shall be sent.
     16. Severability of Provisions. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.
     17. Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.
     18. 409A Savings Clause. If and to the extent that any provision of this Agreement would result in the payment or deferral of compensation in a manner which does not comply with the provisions of Section 409A of the Code and the Treasury regulations promulgated thereunder, such provisions shall, to the maximum extent possible, be construed and interpreted in a manner which will cause such provisions to be implemented in a manner which complies with the applicable requirements of Section 409A and the Treasury regulations promulgated thereunder so as to avoid subjecting the Executive to taxation under Section 409A(a)(i)(A) of the Code. If any payment provided for by this Agreement could, as a result of the period of time within which such payment is required to be made, be paid to the Executive in one of two consecutive taxable years of the Executive, the Executive shall have no right to determine the taxable year in which such payment is made. In addition, if at the time a Change in control defined in Section 1(h)(iii) occurs or at the time a Double Trigger Event occurs, the common stock of the Company, or, if applicable, the Successor, is publicly traded on an established securities market, the amounts required to be paid to the Executive pursuant to Section 3(b) and Sections 4(a), (c), (d) and (e) hereof shall be paid to the Executive (or, in the case of the Executive’s death, to the personal representative of the Executive’s estate) on the first business day following the earlier of: (a) the date of the Executive’s death; and (b) the end of the six (6) month period which begins on the first day following: (i) the date the Change in Control identified in Section 1(h)(iii) occurs; or (ii) the date the Double Trigger Event occurs, whichever the case may be.
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[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the undersigned have caused this Change in Control Agreement to be executed as of the day and year first above written.

Henning N. Kornbrekke

GIBRALTAR INDUSTRIES, INC.
By:
Brian J. Lipke
Chairman and Chief Executive Officer

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